As filed with the Securities and Exchange Commission on July 15, 2011
                                                                                                                                                       Registration No. 333-117251

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
To
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

K-SEA TRANSPORTATION PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0194477 (I.R.S. Employer Identification No.)

One Tower Center Boulevard, 17th Floor East Brunswick, New Jersey (Address of principal executive offices)	08816 (Zip Code)

K-SEA TRANSPORTATION PARTNERS L.P. LONG-TERM INCENTIVE PLAN
K-SEA TRANSPORTATION PARTNERS L.P. EMPLOYEE UNIT PURCHASE PLAN
(Full title of the plan)

Timothy J. Casey
K-Sea Transportation Partners L.P.
One Tower Center Boulevard, 17th Floor
East Brunswick, New Jersey 08816
(Name and address of agent for service)
Telephone number, including area code, of agent for service: (732) 565-3818

     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8, File No. 333-117251 (the “Registration Statement”) of K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on July 9, 2004. The Registration Statement registered 640,000 common units, representing limited partner interests of the Partnership, for issuance pursuant to the K-Sea Transportation Partners L.P. Long-Term Incentive Plan and the K-Sea Transportation Partners L.P. Employee Unit Purchase Plan.
     On July 1, 2011, pursuant to that certain Agreement and Plan of Merger dated as of March 13, 2011, by and among the Partnership, K-Sea General Partner L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of the General Partner (“GP LLC”), K-Sea IDR Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of the General Partner, Kirby Corporation, a Nevada corporation (“Kirby”), KSP Holding Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kirby (“Holding Sub”), KSP LP Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kirby (“LP Sub”), and KSP Merger Sub, LLC, a Delaware limited liability company wholly owned by Holding Sub and LP Sub (“Merger Sub”), Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as an indirect wholly owned subsidiary of Kirby.
     As a result of the Merger, the Partnership has terminated any offering of the Partnership’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but remaining unsold under the Registration Statement, if any.

II-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on July 15, 2011.

K-SEA TRANSPORTATION PARTNERS L.P.
	By:	KSP Holding Sub, LLC,
its General Partner

July 15, 2011	By:	/s/ David W. Grzebinski
David W. Grzebinski
Manager

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph H. Pyne Joseph H. Pyne	Manager of KSP Holding Sub, LLC, the General Partner of K-Sea Transportation Partners, L.P.	July 15, 2011

/s/ David W. Grzebinski David W. Grzebinski	Manager of KSP Holding Sub, LLC, the General Partner of K-Sea Transportation Partners, L.P.	July 15, 2011

/s/ Amy D. Husted Amy D. Husted	Manager of KSP Holding Sub, LLC, the General Partner of K-Sea Transportation Partners, L.P.	July 15, 2011